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Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Provident Companies, Inc. and Subsidiaries of our report dated February 3, 1998 (except for Note 18, as to which the date is March 16, 1998), included in the 1997 Annual Report to Stockholders of Provident Companies, Inc. and Subsidiaries.

Our audits also included the financial statement schedules of Provident Companies, Inc. and Subsidiaries listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-47551, Form S-8 No. 33-88108 and Form S-8 No. 33-62231)
pertaining to the Provident Life and Accident Insurance Company MoneyMaker, A Long-Term 401(k) Retirement Savings Plan, the Provident Life and Accident Insurance Company Stock Option Plan of 1994 and the Provident Life and Accident Insurance Company Employee Stock Purchase Plan of 1995 and in the Registration Statements (Form S-3 No. 333-17849 and Form S-3 No. 333-25009) of our report dated February 3, 1998 (except for Note 18, as to which the date is March 18, 1998), with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Provident Companies, Inc. and Subsidiaries.

                                         ERNST & YOUNG LLP
Chattanooga, Tennessee
March 26, 1998

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